Exhibit 99.1

Contacts:
Devra Shapiro	Amy Glynn/Nick Laudico
IPC The Hospitalist Company, Inc.	The Ruth Group
(818) 766-3502	646-536-7023/7030
aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company, Inc. Announces Patrick G. Hays

Resignation from Board of Directors

NORTH HOLLYWOOD, CA – June 17, 2011 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national physician group practice company, announced today that Patrick G. Hays, 68, has resigned from its Board of Directors, effective June 15, 2011, for health reasons. Hays retired from his former position as President and Chief Executive Officer of the Blue Cross Blue Shield Association in 2000.

Adam Singer, M.D., Chairman and Chief Executive Officer of IPC, commented, “We appreciate the contribution that Patrick has made to IPC since joining our Board in 2008 and we wish him well in the future.”

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers manage the care of patients in coordination with primary care physicians and specialists. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.